Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2020 THIRD QUARTER RESULTS
-Third Quarter Comps Increased 3%, Including Positive Store Comps-
-Earnings Per Share Exceed Company’s Expectations-
-Company Raises Full Year Outlook-

Third Quarter Fiscal 2020 Financial Summary

•	Net sales were flat at $537 million

•	Comparable sales increased 3%

•	GAAP EPS from continuing operations increased to $1.31 vs. $1.00 last year

•	Non-GAAP EPS from continuing operations increased to $1.33(1) vs. $0.97 last year

NASHVILLE, Tenn., Dec. 6, 2019 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $1.31 for the three months ended November 2, 2019, compared to $1.00 in the third quarter last year. Adjusted for the excluded items in both periods, the Company reported third quarter earnings from continuing operations per diluted share of $1.33 compared to $0.97 per diluted share last year.

Robert J. Dennis, Genesco chairman, president and chief executive officer, said, “Our third quarter results meaningfully exceeded our expectations. Consolidated comparable sales increased 3% driven by the ongoing strength of our Journeys business, coupled with a much improved performance from Schuh in the U.K. The third quarter represented our tenth consecutive quarter of positive comparable sales for our footwear businesses and included digital comp growth of almost 20% as well as our ninth consecutive quarter of positive store comps. At the same time, higher gross margins at each of our divisions combined with our aggressive share repurchase activity over the past several months helped to achieve a 37% increase in adjusted earnings per share versus a year ago.

“The fourth quarter has started well, highlighted by solid results during the Black Friday through Cyber Monday period versus the comparable period last year. Based on our strong third quarter results and positive start to the holiday season, we are raising our full-year guidance. We now expect earnings per share for Fiscal 2020 to be between $4.10 to $4.40, with an expectation that earnings for the year will be near the mid-point of the range, up from our previous range of $3.80 to $4.20. Our year-to-date performance highlights the success we are having as a footwear-focused company. Looking ahead, we believe the strong market positions occupied by each of our footwear businesses provide us with compelling future growth prospects which we are committed to capitalizing on to generate greater value for our shareholders.”

________________________
(1)Excludes a charge for asset impairments, net of tax effect in the third quarter of Fiscal 2020 (“Excluded Items”). A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Third Quarter Review
Net sales for the third quarter of Fiscal 2020 were flat at $537 million compared to the third quarter of Fiscal 2019. Excluding the effect of lower exchange rates, net sales would have increased $2 million compared to last year. Comparable sales increased 3%, with stores up 1% and direct up 19%. Direct-to-consumer sales were 11.4% of total retail sales for the quarter, compared to 9.6% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	3QFY20	3QFY19
Journeys Group	4%	9%
Schuh Group	3%	(4)%
Johnston & Murphy Group	(6)%	10%
Total Genesco Comparable Sales	3%	6%
Same Store Sales	1%	6%
Comparable Direct Sales	19%	12%

Third quarter gross margin this year was 49.2%, up 70 basis points, compared with 48.5% last year. The increase as a percentage of sales reflects higher initial margins and decreased markdowns for Journeys Group, improved margin in both sale and full price product at Schuh Group and a higher mix of direct to consumer sales and improved wholesale gross margin in Johnston & Murphy Group.

Selling and administrative expense for the third quarter this year was 44.2%, up 60 basis points, compared to 43.6% of sales for the same period last year. The increase as a percentage of sales was driven by the negative comparable sales at Johnston & Murphy and increased selling salaries, partially offset by decreased store rent.

Genesco’s GAAP operating income for the third quarter was $25.9 million, or 4.8% of sales this year, compared with $26.4 million, or 4.9% of sales last year. Adjusted for the excluded items in both periods, operating income for the third quarter was $26.7 million this year compared with $26.3 million last year. Adjusted operating margin was 5.0% of sales in the third quarter of Fiscal 2020 and 4.9% last year.

Income tax expense for the quarter was $6.5 million, or 25.4% in Fiscal 2020 compared to $5.9 million, or 23.0% last year. Adjusted income tax expense, reflecting excluded items, was $6.9 million, or 26.2% in Fiscal 2020 compared to $6.4 million, or 25.1% last year. The higher adjusted tax amount for this year reflects the inability to recognize a tax benefit for certain foreign losses.

GAAP earnings from continuing operations were $19.0 million in the third quarter of Fiscal 2020, compared to $19.7 million in the third quarter last year. Adjusted for the excluded items in both periods, third quarter earnings from continuing operations were $19.4 million, or $1.33 per share, in Fiscal 2020, compared to $19.1 million, or $0.97 per share, last year.

Exhibit 99.1

Cash, Borrowings and Inventory
Cash and cash equivalents at November 2, 2019, were $55.8 million, compared with $53.4 million at November 3, 2018. Total debt at the end of the third quarter of Fiscal 2020 was $79.5 million compared with $81.8 million at the end of last year’s third quarter, a decrease of 3%. Inventories increased 4% in the third quarter of Fiscal 2020 on a year-over-year basis.

Capital Expenditures and Store Activity
For the third quarter, capital expenditures were $8 million, which consisted of $5 million related to store remodels and new stores and $3 million related to direct-to-consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $12 million. During the quarter, the Company opened four new stores and closed six stores. The Company ended the quarter with 1,492 stores compared with 1,537 stores at the end of the third quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis.

Share Repurchases
For the third quarter of Fiscal 2020, the Company repurchased 1,150,198 shares for approximately $41.3 million at an average price of $35.90 per share. Since late December 2018 through last Friday, the Company has spent approximately $235 million repurchasing over 5.5 million shares across three authorizations totaling $325 million, including a new $100 million authorization announced in late September.

Fiscal 2020 Outlook
For Fiscal 2020, the Company expects:

•	Comparable sales to be up 2% to 3%, and

•	Adjusted diluted earnings per share from continuing operations in the range of $4.10 to $4.40 with an expectation that earnings per share for the year will be near the mid-point of the range.(2)

Access the conference call for details regarding guidance assumptions.

Conference Call and Summary Financial Presentation and Guidance
The Company has posted a summary financial presentation of third quarter results and guidance on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 6, 2019, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

_________________________
(2) A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on imported products by the Company or its vendors as well as the ability and costs to move production of products to countries from which imported goods are not subject to tariffs; potential disruption to the flow of goods in the ports due to reactions made by companies to the potential imposition of tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K. and competitor wage decisions; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from the Company’s vendors in the branded footwear market; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores and other stores or other factors and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter

Exhibit 99.1

of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter 3		Quarter 3
	November 2,	% of	November 3,	% of
	2019	Net Sales	2018	Net Sales
Net sales	$537,263	100.0%	$539,828	100.0%
Cost of sales	273,061	50.8%	277,910	51.5%
Gross margin	264,202	49.2%	261,918	48.5%
Selling and administrative expenses	237,460	44.2%	235,601	43.6%
Asset impairments and other, net	799	0.1%	(70)	0.0%
Operating income	25,943	4.8%	26,387	4.9%
Other components of net periodic benefit cost	(92)	0.0%	(30)	0.0%
Interest expense, net	602	0.1%	837	0.2%
Earnings from continuing operations before
income taxes	25,433	4.7%	25,580	4.7%
Income tax expense	6,454	1.2%	5,886	1.1%
Earnings from continuing operations	18,979	3.5%	19,694	3.6%
Loss from discontinued operations, net of tax	(80)	0.0%	(5,307)	-1.0%
Net Earnings	$18,899	3.5%	$14,387	2.7%

Basic earnings per share:
Before discontinued operations	$1.31		$1.01
Net earnings	$1.31		$0.74

Weighted-average shares outstanding - Basic	14,465		19,462

Diluted earnings per share:
Before discontinued operations	$1.31		$1.00
Net earnings	$1.30		$0.73

Weighted-average shares outstanding - Diluted	14,529		19,637

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	November 2,	% of	November 3,	% of
	2019	Net Sales	2018	Net Sales
Net sales	$1,519,487	100.0%	$1,513,062	100.0%
Cost of sales	773,844	50.9%	781,669	51.7%
Gross margin	745,643	49.1%	731,393	48.3%
Selling and administrative expenses	705,811	46.5%	699,200	46.2%
Asset impairments and other, net	1,843	0.1%	1,019	0.1%
Operating income	37,989	2.5%	31,174	2.1%
Other components of net periodic benefit cost	(271)	0.0%	(67)	0.0%
Interest expense, net	783	0.1%	2,968	0.2%
Earnings from continuing operations before income taxes	37,477	2.5%	28,273	1.9%
Income tax expense	11,235	0.7%	6,748	0.4%
Earnings from continuing operations	26,242	1.7%	21,525	1.4%
Loss from discontinued operations, net of tax	(420)	0.0%	(9,484)	-0.6%
Net Earnings	$25,822	1.7%	$12,041	0.8%

Basic earnings per share:
Before discontinued operations	$1.64		$1.11
Net earnings	$1.61		$0.62

Weighted-average shares outstanding - Basic	16,023		19,361

Diluted earnings per share:
Before discontinued operations	$1.63		$1.10
Net earnings	$1.60		$0.62

Weighted-average shares outstanding - Diluted	16,136		19,511

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Quarter 3		Quarter 3
	November 2,	% of	November 3,	% of
	2019	Net Sales	2018	Net Sales
Sales:
Journeys Group	$354,920	66.1%	$345,702	64.0%
Schuh Group	92,899	17.3%	95,567	17.7%
Johnston & Murphy Group	72,703	13.5%	79,736	14.8%
Licensed Brands	16,726	3.1%	18,757	3.5%
Corporate and Other	15	0.0%	66	0.0%
Net Sales	$537,263	100.0%	$539,828	100.0%
Operating Income (Loss):
Journeys Group	$28,955	8.2%	$24,692	7.1%
Schuh Group	4,369	4.7%	4,207	4.4%
Johnston & Murphy Group	3,715	5.1%	5,072	6.4%
Licensed Brands	(27)	-0.2%	(218)	-1.2%
Corporate and Other(1)	(11,069)	-2.1%	(7,366)	-1.4%
Operating income	25,943	4.8%	26,387	4.9%
Other components of net periodic benefit cost	(92)	0.0%	(30)	0.0%
Interest, net	602	0.1%	837	0.2%

Earnings from continuing operations before income taxes	25,433	4.7%	25,580	4.7%
Income tax expense	6,454	1.2%	5,886	1.1%
Earnings from continuing operations	18,979	3.5%	19,694	3.6%
Loss from discontinued operations, net of tax	(80)	0.0%	(5,307)	-1.0%
Net Earnings	$18,899	3.5%	$14,387	2.7%

(1) Includes a $0.8 million charge in the third quarter of Fiscal 2020 for asset impairments. Includes a ($0.1) million gain in the third quarter of Fiscal 2019 which includes a ($0.9) million gain related to Hurricane Maria, partially offset by $0.7 million for asset impairments and $0.1 million for hurricane losses.

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	November 2,	% of	November 3,	% of
	2019	Net Sales	2018	Net Sales
Sales:
Journeys Group	$994,067	65.4%	$956,839	63.2%
Schuh Group	262,219	17.3%	273,992	18.1%
Johnston & Murphy Group	214,704	14.1%	223,861	14.8%
Licensed Brands	48,392	3.2%	58,158	3.8%
Corporate and Other	105	0.0%	212	0.0%
Net Sales	$1,519,487	100.0%	$1,513,062	100.0%
Operating Income (Loss):
Journeys Group	$59,260	6.0%	$44,722	4.7%
Schuh Group	(1,020)	-0.4%	(360)	-0.1%
Johnston & Murphy Group	10,339	4.8%	10,654	4.8%
Licensed Brands	151	0.3%	(379)	-0.7%
Corporate and Other(1)	(30,741)	-2.0%	(23,463)	-1.6%
Operating income	37,989	2.5%	31,174	2.1%
Other components of net periodic benefit cost	(271)	0.0%	(67)	0.0%
Interest, net	783	0.1%	2,968	0.2%

Earnings from continuing operations before income taxes	37,477	2.5%	28,273	1.9%
Income tax expense	11,235	0.7%	6,748	0.4%
Earnings from continuing operations	26,242	1.7%	21,525	1.4%
Loss from discontinued operations, net of tax	(420)	0.0%	(9,484)	-0.6%
Net Earnings	$25,822	1.7%	$12,041	0.8%

(1) Includes a $1.8 million charge in the first nine months of Fiscal 2020 for asset impairments. Includes a $1.0 million charge in the first nine months of Fiscal 2019 which includes $2.0 million for asset impairments, $0.3 million for legal and other matters and $0.1 million for hurricane losses, partially offset by a ($1.4) million gain related to Hurricane Maria.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 2, 2019	November 3, 2018
Assets
Cash and cash equivalents	$55,826	$53,423
Accounts receivable	34,849	39,158
Inventories	473,940	454,673
Other current assets	36,179	60,159
Current assets - discontinued operations	—	235,689
Total current assets	600,794	843,102
Property and Equipment	261,281	285,853
Operating lease right of use asset	750,855	—
Goodwill and other intangibles	122,803	124,124
Other non-current assets	49,759	52,712
Non-current assets - discontinued operations	—	124,922
Total Assets	$1,785,492	$1,430,713

Liabilities and Equity
Accounts payable	$195,906	$176,451
Current portion long-term debt	17,146	9,325
Current portion operating lease liability	145,788	—
Other current liabilities	89,684	85,918
Current liabilities - discontinued operations	—	100,598
Total current liabilities	448,524	372,292
Long-term debt	62,368	72,455
Long-term operating lease liability	663,168	—
Other long-term liabilities	37,984	119,525
Non-current liabilities - discontinued operations	—	24,680
Equity	573,448	841,761
Total Liabilities and Equity	$1,785,492	$1,430,713

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	02/03/2018	Open	Close	02/02/2019	Open	Close	11/02/2019
Journeys Group	1,220	26	53	1,193	6	17	1,182
Schuh Group	134	6	4	136	1	6	131
Johnston & Murphy Group	181	4	2	183	2	6	179
Total Retail Units	1,535	36	59	1,512	9	29	1,492

GENESCO INC.
Store Count Activity

	Balance			Balance
	08/03/2019	Open	Close	11/02/2019
Journeys Group	1,184	3	5	1,182
Schuh Group	132	0	1	131
Johnston & Murphy Group	178	1	—	179
Total Retail Units	1,494	4	6	1,492

GENESCO INC.
Comparable Sales

	Quarter 3		Nine Months
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Journeys Group	4%	9%	5%	8%
Schuh Group	3%	(4)%	2%	(8)%
Johnston & Murphy Group	(6)%	10%	(2)%	8%
Total Comparable Sales	3%	6%	4%	5%

Same Store Sales	1%	6%	2%	4%
Comparable Direct Sales	19%	12%	18%	10%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended November 2, 2019 and November 3, 2018

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3
	November 2, 2019			November 3, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$18,979	$1.31		$19,694	$1.00

Asset impairments and other adjustments:
Impairment charges	$799	633	0.04	$699	599	0.03
Loss on lease terminations	—	3	0.00	—	—	0.00
Legal and other matters	—	—	0.00	—	16	0.00
Gain on Hurricane Maria	—	(3)	0.00	(884)	(686)	(0.03)
Other hurricane losses	—	—	0.00	115	85	0.00
Total asset impairments and other adjustments	$799	633	0.04	$(70)	14	0.00

Income tax expense adjustments:
Other tax items		(245)	(0.02)		(611)	(0.03)
Total income tax expense adjustments		(245)	(0.02)		(611)	(0.03)
Adjusted earnings from continuing operations (1) and (2)		$19,367	$1.33		$19,097	$0.97

(1) The adjusted tax rate for the third quarter of Fiscal 2020 and 2019 is 26.2% and 25.1%, respectively.

(2) EPS reflects 14.5 million and 19.6 million share count for the third quarter of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended November 2, 2019 and November 3, 2018

	Quarter 3 - November 2, 2019
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$28,955	$—	$28,955
Schuh Group	4,369	—	4,369
Johnston & Murphy Group	3,715	—	3,715
Licensed Brands	(27)	—	(27)
Corporate and Other	(11,069)	799	(10,270)

Total Operating Income	$25,943	$799	$26,742
% of sales	4.8%		5.0%

Schedule B

	Quarter 3 - November 3, 2018
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$24,692	$—	$24,692
Schuh Group	4,207	—	4,207
Johnston & Murphy Group	5,072	—	5,072
Licensed Brands	(218)	—	(218)
Corporate and Other	(7,366)	(70)	(7,436)

Total Operating Income	$26,387	$(70)	$26,317
% of sales	4.9%		4.9%

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Nine Months Ended November 2, 2019 and November 3, 2018

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months Ended
	November 2, 2019			November 3, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$26,242	$1.63		$21,525	$1.10

Asset impairments and other adjustments:
Impairment charges	$1,837	1,296	0.08	$2,054	1,521	0.08
Loss on lease terminations	44	31	0.00	—	—	0.00
Legal and other matters	—	—	0.00	270	200	0.01
Gain on Hurricane Maria	(38)	(27)	0.00	(1,420)	(1,051)	(0.05)
Other hurricane losses	—	—	0.00	115	85	0.00
Total asset impairments and other adjustments	$1,843	1,300	0.08	$1,019	755	0.04

Income tax expense adjustments:
Tax impact share based awards		(54)	0.00		452	0.02
Other tax items		244	0.01		(1,103)	(0.05)
Total income tax expense adjustments		190	0.01		(651)	(0.03)
Adjusted earnings from continuing operations (1) and (2)		$27,732	$1.72		$21,629	$1.11

(1) The adjusted tax rate for the first nine months of Fiscal 2020 and 2019 is 29.5% and 26.2%, respectively.

(2) EPS reflects 16.1 million and 19.5 million share count for the first nine months of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Nine Months Ended November 2, 2019 and November 3, 2018

	Nine Months - November 2, 2019
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$59,260	$—	$59,260
Schuh Group	(1,020)	—	(1,020)
Johnston & Murphy Group	10,339	—	10,339
Licensed Brands	151	—	151
Corporate and Other	(30,741)	1,843	(28,898)

Total Operating Income	$37,989	$1,843	$39,832
% of sales	2.5%		2.6%

	Nine Months - November 3, 2018
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$44,722	$—	$44,722
Schuh Group	(360)	—	(360)
Johnston & Murphy Group	10,654	—	10,654
Licensed Brands	(379)	—	(379)
Corporate and Other	(23,463)	1,019	(22,444)

Total Operating Income	$31,174	$1,019	$32,193
% of sales	2.1%		2.1%

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2020

In millions (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2020		Fiscal 2020
Forecasted earnings from continuing operations	$57.9	$3.70	$52.5	$3.35

Adjustments:(1)
Store impairments and other matters	1.0	0.06	1.7	0.11
Pension plan termination	10.1	0.64	10.1	0.64
Adjusted forecasted earnings from continuing operations (2)	$69.0	$4.40	$64.3	$4.10

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2020 is approximately 28%.

(2) EPS reflects 15.7 million share count for Fiscal 2020 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.